UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2024

ALLARITY THERAPEUTICS, INC.

(Exact name of registrant as specified in our charter)

Delaware	001-41160	87-2147982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 School Street, 2nd Floor Boston, MA	02108
(Address of principal executive offices)	(Zip Code)

(401) 426-4664

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALLR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Series A Convertible Redeemable Preferred Stock Offering

On August 19, 2024 (the “Closing Date”), Allarity Therapeutics, Inc., a Delaware corporation (the “Company” or “Allarity”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers (the “Purchasers”), pursuant to which the Company issued and sold, in a private placement (the “Offering”), 35,000 shares of the Company’s Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at a net purchase price of $90 per share, for gross proceeds of approximately $3.15 million in the aggregate for the Offering, before the deduction of discounts, fees and offering expenses.

On the Closing Date, the Company filed a certificate of designation (the “Certificate of Designation”) with the Secretary of the State of Delaware designating the rights, preferences and limitations of the Preferred Stock. Under the Certificate of Designation, for purposes of determining the presence of a quorum at any meeting of the stockholders of the Company at which the Preferred Stock are entitled to vote and the voting power of the Preferred Stock, each holder of the Preferred Stock shall be entitled to a number of votes equal to shares of the Company’s common stock, $0.0001 per share (the “Common Stock”) into which such Preferred Stock are then convertible, disregarding, for such purposes, any limitations on conversion. The Preferred Stock shall be entitled to vote on each matter submitted to a vote of the stockholders generally and shall vote together with the Common Stock and any other class or series of capital stock entitled to vote thereon as a single class and on an as converted to the Common Stock basis.

The Company plans to hold an annual meeting of stockholders to consider an amendment (the “Amendment”) to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the outstanding Common Stock by a ratio to be determined by the Board of Directors of the Company within a range specified in the proposal put to the stockholders for approval of the Amendment (the “Reverse Stock Split”). The Purchasers have agreed in the Purchase Agreement not to convert the Preferred Stock, and not to transfer or otherwise dispose of the Preferred Stock until the Reverse Stock Split, and to vote the Preferred Stock purchased in the Offering in favor of the Amendment.

The holders of the Preferred Stock are entitled to dividends, on an as-if converted basis, equal to dividends actually paid, if any, on the Common Stock. The Preferred Stock is convertible, at the option of the holders and, in certain circumstances, by the Company, into the Common Stock, as determined by dividing the net purchase price of $90 per share by the conversion price of $0.17, at the option of the holders. The conversion price can be adjusted pursuant to the Certificates of Designation for stock dividends and stock splits, subsequent rights offering, pro rata distributions of dividends or the occurrence of a fundamental transaction. The holders of the Preferred Stock have the right to require the Company to redeem their shares of preferred stock for cash at 100% of the stated value of such shares commencing after the earlier of the receipt of stockholder approval of the Amendment and 60 days after the Closing Date and until 90 days after the Closing Date. The Company has the option to redeem the Preferred Stock for cash at 100% of the stated value commencing after the 90th day following the Closing Date, subject to the holders’ rights to convert the shares prior to such redemption.

The proceeds of the Offering are currently held in an escrow account, along with the additional amount that would be necessary to fund the 100% redemption price until the expiration of the redemption period for the Preferred Stock, as applicable, subject to the earlier payment to redeeming holders. Upon expiration of the redemption period, any proceeds remaining in the escrow account will be disbursed to the Company.

On the Closing Date, the Company and the Purchasers also entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”), to register for resale the Common Stock issuable upon the conversion of the Preferred Stock. The Company agreed to file the registration statement with the SEC as early as 10 days following the date of the annual meeting of stockholders.

In connection with the Offering, the Company agreed to pay Ascendiant Capital Markets, LLC, the Company’s placement agent, an aggregate cash fee equal to $189,000.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and the Purchasers, and customary conditions to closing. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the agreements and are subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement and not to provide investors with any other factual information regarding the Company or its business and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The foregoing summaries of the Purchase Agreement, the Registration Rights Agreement and Certificate of Designation do not purport to be complete and are subject to, and qualified in their entirety by, forms of such documents attached as Exhibits 10.1, 10.2 and 3.1, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

License Agreement with Eisai Inc. for Stenoparib

As previously disclosed, the Company holds the exclusive worldwide rights to all preventative, therapeutic and/or diagnostic uses related to cancer in humans and by amendment to the agreement on December 11, 2020, viral infections in humans (including, but not limited to, coronaviruses) for Stenoparib from Eisai, Inc. (“Eisai”) pursuant to a license agreement (the “Eisai License Agreement”). On August 19, 2024, the Company and Eisai entered into a sixth amendment (the “Sixth Amendment”) to the Eisai License Agreement, among other things, to further extend the deadline for the Company’s Successful Completion (as defined below) of a further Phase 2 Clinical Trial and change the due date of the Extension Payment (as described below).

“Successful Completion” means with respect to the Phase 2 Clinical Trial currently in design and to be executed by the Company and/or its affiliates or sublicensees hereunder pursuant to the clinical development plan, reaching either 20% overall response rate (ORR, by RECIST v1.1) or any of the primary or secondary endpoints of the trial mutually agreed by the parties. For the avoidance of doubt, irrespective of whether there is any additional endpoint mutually agreed by the parties, if the Phase 2 Clinical Trial meets 20% ORR, it will be considered a Successful Completion.

If the Company and Eisai have not achieved the Successful Completion prior to April 1, 2028, Eisai may terminate the Eisai License Agreement in its entirety, in its sole discretion on at least 120 days prior written notice.

In consideration of this extension, and the Company not achieving the minimum patient enrollment, by July 1, 2022, as set out in the second amendment to the Eisai License Agreement, the Company agreed to pay a one-time payment to Eisai of $1,250,000 (the “Extension Payment”) as follows: (i) $400,000, (ii) $425,000 within 10 days from August 19, 2024 and (iii) $425,000 upon completion of a 10 million dollar capital raising, but in no event later than September 1, 2024. To date, the Company has paid the full Extension Payment to Eisai, and no payments are currently outstanding.

The foregoing summary of the Sixth Amendment does not purport to be complete and is subject to, and qualified in its entirety by the Sixth Amendment, attached as Exhibit 10.3 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

See the description set forth under “Item 1.01. Entry into a Material Definitive Agreement – Series A Convertible Redeemable Preferred Stock Offering,” which is incorporated into this Item 3.03 by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Closing Date, the Company’s Board of Directors designated the Preferred Stock in connection with the Offering. See the description set forth under “Item 1.01. Entry into a Material Definitive Agreement – Series A Convertible Redeemable Preferred Stock Offering,” for a more complete description of the rights and preferences of the Preferred Stock.

Item 8.01 Other Events.

On August 15, 2024, The Nasdaq Hearings Panel approved the Company’s request to maintain its listing on The Nasdaq Stock Market. This approval is contingent upon the Company obtaining shareholder approval for a reverse split by September 6, 2024. The reverse split must be at a ratio sufficient to meet the bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2).

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
3.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Redeemable Preferred Stock
10.1	Form of Securities Purchase Agreement between the Company and the investors thereto, dated August 19, 2024
10.2	Form of Registration Rights Agreement by and among the Company and the investors named therein, dated August 19, 2024
10.3	Sixth Amendment to Exclusive License Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Allarity Therapeutics, Inc.

Date: August 21, 2024	By:	/s/ Thomas H. Jensen
Thomas H. Jensen
Chief Executive Officer

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